Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into, on this 24th day of January 2020 by and between Venus Concept Inc. (the “Company”), and Chad Zaring (the “Executive”) (together referred to herein as the “Parties”).

1.	Employment of the Executive; Duties.

a.

General. Commencing on the Effective Date, the Executive shall be employed by the Company as Chief Commercial Officer (“CCO”), reporting directly to the Chief Executive Officer in accordance with the terms and subject to the conditions set forth in this Agreement.

b.

Position and Duties. The Company desires to employ Executive effective on February 10, 2020, or other date mutually agreed to by the parties (the “Start Date”), and in the position set forth in this Section 1, and upon the other terms and conditions herein provided. As CCO, Executive shall be responsible and oversee the commercial strategy of the Company including global sales of both devices and services (which include 2two5, Verografters and the Practice Enhancement Program), as well as the strategy related to bringing robotics to energy based solutions across all functional areas. Executive shall also serve in such other capacity or capacities as the Company may from time to time prescribe. As a Company employee, Executive will continue to be expected to comply with Company policies.

c.

Location. Executive shall perform services for the Company from the Executive’s home office located in Nashville, Tennessee or with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company. Executive is required to travel regularly to other locations in connection with the Company’s business.

d.

Exclusivity. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employee Executive as of the date hereof, and Executive hereby accepts such employment and agrees to devote his full time and attention to the business and affairs of the Company, in such capacity or capacities and to perform to the best of his ability such series as shall be determined from time to time by the Chief Executive Officer and the Board of Directors of the Company until the termination of his employment hereunder.

Further, it is the Company’s understanding that there is not any other agreement with a prior employer that would restrict Executive from performing the duties of Executive’s position with the Company and Executive represents that such is the case. Moreover, Executive agrees that he has a Duty of Loyalty to the Company. Further, Executive agrees that during his employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to a business involved in the development, manufacturing and/or marketing of noninvasive, minimally invasive aesthetic technologies and other support marketing service or products specific to the business of the Company during Executive’s employment (a “Competing Business”), nor will Executive engage in any other activities that materially conflict with Executive’s obligations with the Company. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

2.	Compensation and Related Matters.

a.

Base Salary. Executive’s annual base salary (as may be increased from time to time, “Base Salary”) will be $300,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Company shall review Executive’s Base Salary periodically and any increase to Executive’s Base Salary, if any, will be made solely at the discretion of the Company.

b.

Commission. Executive will eligible to receive a performance commission with a target of seventy-five percent (75%) of Executive’s then Base Salary (the “Commission”). Commission shall be paid quarterly on a pro-rata basis and shall be calculated based on achievement of quarterly Company revenue targets. For greater clarity, if quarterly target was $10 million USGAAP revenue, and Executive’s team achieved $8 million, Executive would be eligible to receive 80% of the maximum available quarterly bonus. For the purposes of this example, Executive’s maximum quarterly commission (quarterly base salary x 75%) is $56,250; achievement of 80% of the quarterly revenue target would result in a commission of $45,000 for the quarter ($56,250 x 80%).

c.

Sign-on Bonus. Executive will receive a sign-on bonus of $50,000. The Sign-on bonus will be paid as follows: (i) $25,000 paid on the first regular pay date following the Start Date, and (ii) $25,000 paid on the first regular pay date which is three (3) months after the Start Date.

d.

Annual Discretionary Bonus. Executive will be eligible to receive a discretionary annual performance bonus, based upon the annual board approved “scorecard” system with a target achievement of twenty-five (25%) of Executive’s then-Base Salary (the “Annual Bonus”). Any Annual Bonus amount payable shall be based on the achievement of personal and Company performance goals to be established by the Company and its Board of Directors after consultation with Executive at the start of each fiscal year. The Chief Executive Officer shall review Executive’s Annual Bonus periodically. Any Annual Bonus earned for the current fiscal year during the Effective Date shall be pro-rated for the partial year of service.

Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year, and that whether the Company pays Executive an Annual Bonus will be determined by the Board of Directors. Executive must be employed with the Company at the time the Annual Bonus is paid in order for the Annual Bonus to be earned. Any Annual bonus earned by Executive pursuant to this section shall be paid to Executive, according to Company policy and after Board approval following the end of the fiscal year to which the Annual Bonus relates.

e.

Equity Plan. Upon joining the Company, Executive will receive 300,000 stock options. The price of the options shall be equal to the Fair Market Value pursuant to the 2019 Incentive Award Plan (as amended from time to time). The options will vest on the following schedule: (i) 75,000 on the twelfth (12th) month anniversary from start date, and (ii) the balance of 225,000 options will vest monthly in thirty-six (36) equal installment over the following 3 years. You will receive separate documentation to reflect the detailed terms of the 2019 Incentive Award Plan. Executive shall be entitled to participate in the Company’s ongoing equity incentive program, as may exist and/or be amended from time to time and receive grants as determined by the Board of Directors in its discretion.

f.

Benefits: Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits.

g.

Vacation. Executive shall be entitled to 4 weeks’ vacation, and sick leave, holidays and other paid time-off benefits provided by the Company from time to time that are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule.

h.

Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies. In addition, the Company shall continue to reimburse or directly pay the costs incurred by Executive for any reasonable travel expenses and reasonable accommodations. The expenses referred to in this Section 2(g) shall be paid directly by the Company or reimbursed upon Executive’s submission of receipts and proper expense reports in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time. The Executive will be entitled to travel lowest fare business class for any trips greater than 5 hours in length.

i.	Telephone Allowance. The Executive will be entitled to receive $200.00 per month as a mobile phone allowance.

j.

Indemnification. The Company and Executive shall be bound by a mutually acceptable Indemnification Agreement to be entered into between Executive and the Company. In addition, the Company agrees to maintain Directors and Officers Liability Insurance providing a level of protection of no less than $15,000,000 for so long as Executive serves as a director and/or officer of the Company.

3.	Termination.

a.

At-Will Employment. Executive’s employment shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that the Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures are subject to change by the Company with prospective effect, with or without notice, at any time, except as prohibited by law. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Company (other than the Executive). If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

b.

Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4.	Obligations At Termination:

a.

Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (“PDA”) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential

Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement (the terms of which are incorporated herein) shall survive the termination of Executive’s employment and the termination of this Agreement.

b.

Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 10 (ten) days after the date of termination of Executive’s employment with the Company (or such earlier date as may be required by applicable law); (i) any portion of Executive’s Base Salary earned through Executive’s date of termination of employment not theretofore paid, (ii) any expenses owed to Executive under Section 2(g) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(f) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(e) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

c.

Termination Other Than During A Change in Control Period. In the event that Executive’s employment is involuntarily terminated by the Company other than during a Change In Control (as hereinafter defined) and other than for Cause, and if Executive, executes a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) within 60 days following such involuntary termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

i.

Severance. Executive shall be entitled to receive severance in an amount equal to twelve (12) months of Executive’s then-existing annual Base Salary in effect as of Executive’s termination date, less applicable withholdings, and payable in cash lump sum on the first regular payroll date following the 60 day anniversary date of Executive’s separation from service, subject to Section 9, below. Additionally, Executive will receive one (1) times Executive’s target Annual Bonus assuming achievement of performance goals at target, pro rata, in each case as in effect as of the Executive’s termination date. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the 60-day anniversary date of Executive’s separation from service, subject to Section 9(b), below.

ii.

Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of termination of Executive’s employment through the earlier of (A) the last day of the third calendar month following the date of termination of

Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group plan of a subsequent employer.

d.

Covered Termination On or After a Change in Control Period. If Executive experiences a Covered Termination on or after a Change in Control Period, and if Executive executes a Release of Claims, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

i.

Severance. Executive shall be entitled to receive severance in an amount equal to twelve (12) months of the Executive’s then existing monthly Base Salary. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the 60-day anniversary date of Executive’s separation from service, subject to Section 9(b) below.

ii.

Equity Awards. The provisions of each applicable equity incentive plan and outstanding equity award agreement, including, without limitation, each stock option and restricted stock award agreement shall apply and govern the treatment of such awards in the event Executive’s employment is terminated during a Change in Control Period.

iii.

Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of termination of Executive’s employment through the earlier of (A) the last day of the ninth full calendar monthly following the date of termination of Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group plan of a subsequent employer.

e.

Termination for Cause. The Company may terminate the Executive’s employment at any time, for Cause, without notice or any payment in lieu thereof, and upon payment of the accrued obligations payable under Section 4(b) above, shall have no further obligations to the Executive.

f.

Non-Solicitation. Executive further agrees that he will not (i) solicit, induce, entice or attempt to entice any employee or contractor of the Company who was an employee or contractor of the Company within the twelve (12) months preceding the date of termination of the Executive’s employment, to terminate his or her employment, contractual, or other relationship with the Company.

g.

Full and Final Satisfaction; No Other Obligations. The payments and benefits provided under this Section 4 shall be inclusive of all of Executive’s statutory entitlements to notice or pay in lieu thereof and severance pay, if any, and will be provided to Executive in full and final satisfaction of his entitlements to notice, pay in lieu of notice, severance, and any other payments or benefits arising from Executive’s employment and termination thereof, pursuant to contract, tort, statute, common law, or otherwise. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any prior agreement and any severance plan/policy of the Company.

h.

No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

5.	Successors.

a.

Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

b.

Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees

6.

Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

7.	Miscellaneous Provisions.

a.	Work Eligibility; As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive brings the appropriate documentation with Executive at the time of employment.

b.

Confidentiality Agreement. As a condition of Executive’s employment Executive agrees to execute a Confidential Information Agreement between Executive and the Company which meets approval of the Company.

c.

Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, provincial, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company on the date of his or her termination of employment, the Company reserves the right to offset any payments in lieu of notice under this Agreement by the amount of such indebtedness.

d.

Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

e.

Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties here to with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company.

f.	Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

g.	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee.

h.

Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal, and such unenforceable, invalid or illegal provision shall be deemed severed from this Agreement and the remaining terms shall continue in full force and effect.

i.

Interpretation: Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement was drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

j.

Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

k.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

8.

Release. The Company shall be entitled as a condition to paying any severance pay or providing any benefits hereunder upon a termination of the Executive’s employment to require the Executive to deliver on or before the making of any severance payment or providing of any benefit a release in the form of Exhibit A attached hereto. Unless otherwise required by applicable law, the release must be executed and become effective and irrevocable within thirty (30) days of the Executive’s Date of Termination.

9.	Accounting: This section is intended to apply to individuals who may be subject to Section 280G of the Code.

a.	Definitions for this Section:

i.	“Accounting Firm” means the accounting firm of national recognized standing selected by the Corporation promptly upon a Change-of-Control

ii.	“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 10);

iii.

“Net After Tax Receipts” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code determined by applying the highest marginal rate under Section 1 of the Code applicable to the Executive’s taxable income for such year;

iv.	“Payment” shall mean any payment or distribution by the Corporation or its subsidiaries and affiliates in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

v.	“Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

vi.

“Reduced Amount” shall mean the greatest aggregate amount of Payments, if any, which (x) is less than the sum of all Payments and (y) results in aggregate Net After Tax Receipts which are greater than the Net After Tax Receipts which would result if the aggregate Payments were made.

b.

Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess. The total reduction to the Agreement Payments and such other Payments required under this Section 10 necessary to achieve the “Reduced Amount” shall be made against Agreement Payments and such other Payments that are exempt or otherwise excepted from Section 409A (but excluding stock options and other stock rights). All determinations to be made by the Accounting Firm under this Section 10 shall be binding upon the Corporation and the Executive and shall be made within five (5) days of a Change in Control and, in addition, the subsequent occurrence of any event that requires the Corporation to make payments to the Executive under Section 4(d) of this Agreement. No later than two (2) business days following the making of any such determination by the Accounting Firm, the Corporation shall pay to or distribute for the benefit of the Executive such Payments when and as due to the Executive under this Agreement or any other agreement. The Corporation or its successor shall be responsible for the fees, costs and expenses of the Accounting Firm.

c.

While it is the intention of the Corporation and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Employee would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayments”) or that additional amounts which will not have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Employee which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, makes a final determination that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

10.

Section 409A. With respect to U.S. taxpayers, or others who may be subject to Section 409A of the Code, the intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

a.

Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 11(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following

Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

b.

Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.

c.

Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

d.

Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

11.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

a.	Company. The “Company” means Venus Concept, Inc.

b.	Board. The “Board” means the Company’s board of directors.

c.

Cause. “Cause” means (i) theft or falsification of any employment or Company records committed by Executive that is not trivial in nature; (ii) malicious or willful, reckless disclosure by Executive of the Company’s confidential or proprietary information; (iii) commission by Executive of any immoral or illegal act or any gross or willful misconduct where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by

Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem. Anything herein to the contrary notwithstanding, no act, or failure to act, on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive without a good faith belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company .

d.

Change in Control. “Change in Control” shall have the meaning set forth in the Company’s 2019 Incentive Award Plan, as amended from time to time. Notwithstanding the foregoing, if and to the extent that a Change in Control is the payment trigger for amounts of deferred compensation under this Agreement, then the Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A. The Company shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority is in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

e.	Change in Control Period. “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control.

f.	Covered Termination. “Covered Termination” shall mean the Executive’s Separation from Service by the Company for any reason other than for Cause or by the Executive for Good Reason.

g.

Good Reason. “Good Reason” means Executive’s right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without Executive’s consent provided such event remains uncured thirty (30) days after Executive delivers to the Company written notice thereof: (i) a material reduction in Executive’s authority, duties and responsibilities as CCO, including a material reduction of authority, duties and responsibilities which results from Executive no longer serving as an officer of the Company; (ii) a material reduction by the Company in Executive’s Base Salary in effect immediately prior to such reduction; or (iii) the failure of any entity that acquires all or substantially all of the assets of the Company in a Change in Control to assume the Company’s obligations under this Agreement. Executive must terminate his employment within 90 days of the initial existence of the Good Reason condition.

h.

Incumbent Directors – “Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) of the Restoration Robotics, Inc. (now Venus Concept Inc.) 2019 Incentive Award Plan whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

VENUS CONCEPT, INC.

By:	/s/ Dom Serafino

Name:	Dom Serafino

Title:	CEO

Date:	Jan. 24, 2020

CHAD ZARING

By:	/s/ Chad Zaring

Name:	Chad Zaring

Date:	January 24, 2020

(Signature Page to Employment Agreement)